Exhibit 5.2

25 April 2014

PRIVATE AND CONFIDENTIAL

To:	Ingersoll-Rand plc (“IR Ireland”)

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

Re:	Form S-4 Registration Statement

Ladies and Gentlemen:

1.	Basis of Opinion

1.1	We act as solicitors in Ireland for IR Ireland. This Opinion is solely for the benefit of the addressee of this Opinion (the “Addressee”) and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent, provided that it may be disclosed to regulatory authorities (including the Securities and Exchange Commission) to whom disclosure may be required by applicable laws or regulations and to an Addressee’s legal advisers on the basis that it is for information only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion.

1.2

This Opinion is given in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Ingersoll-Rand Global Holding Company Limited, a Delaware corporation (the “Company”), Ingersoll-Rand Company, a New Jersey corporation (the “Co-Obligor”), IR Ireland, Ingersoll-Rand Company Limited, a company duly organized and existing under the laws of Bermuda (“IR Limited”) and Ingersoll-Rand International Holding Limited, a company duly organized and existing under the laws of Bermuda (“IR International” and, together with IR Ireland and IR Limited, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, relating to the issuance by the Company of $350,000,000 aggregate principal amount of 2.875% Senior Notes due 2019 (the “2019 Notes”), $700,000,000 aggregate principal amount of 4.250% Senior Notes due 2023 (the “2023 Notes”) and $500,000,000 aggregate principal amount of 5.750% Senior Notes due 2043 (the “2043 Notes” and, together with the 2019 Notes and the 2023 Notes, the “Exchange Securities”), the issuance by the Co-Obligor of its co-obligations with respect to each series of Exchange Securities (the “Co-Obligations”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to each series of the Exchange Securities. The Exchange Securities and the related Co-Obligations and Guarantees will be issued under the Indenture, dated as of 20 June 2013 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture, dated as of 20 June 2013 (the “First Supplemental Indenture”), relating to the 2019 Notes, as further amended and supplemented by the second supplemental indenture, dated as of 20 June 2013 (the “Second

Supplemental Indenture”), relating to the 2023 Notes and as further amended and supplemented by the third supplemental indenture, dated as of 20 June 2013 (the “Third Supplemental Indenture”), relating to the 2043 Notes, among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”) and as further amended and supplemented by the fourth supplemental indenture, dated as of 20 November 2013 (the “Fourth Supplemental Indenture” and, collectively with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), relating to the Co-Obligations, among the Company, the Co-Obligor, the Guarantors and the Trustee.

1.3	This Opinion is given on the basis that our client is IR Ireland and we owe no duty of care to any person other than IR Ireland. For the purposes of giving this Opinion we have taken instructions solely from IR Ireland (and its US counsel, Simpson Thacher & Bartlett LLP).

1.4	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Indenture or the Transaction.

1.5	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Indenture (and no other documents whatsoever) and the Searches,

and is subject to the assumptions and qualifications set out below.

1.6	In giving this Opinion, we have relied upon the Secretary’s Certificate and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Secretary’s Certificate or the Searches is required of us.

1.7	No opinion is expressed as to the taxation consequences of the Indenture or the Transaction.

1.8	For the purpose of giving this Opinion, we have examined copies sent, by email in pdf or other electronic format, to us:

(a)	on 20 June 2013 by Davis Polk & Wardwell LLP of the Indenture (other than the Fourth Supplemental Indenture); and

(b)	on 24 April 2014 and 25 April 2014 by Simpson Thacher & Bartlett LLP of the Fourth Supplemental Indenture and the Registration Statement.

1.9	All words and phrases defined in the Registration Statement and not defined herein shall have the same meanings herein as are respectively assigned to them in the Registration Statement. References in this Opinion to the:

(a)	“1963 Act” means the Companies Act 1963 as amended and references to the “1990 Act” means the Companies Act 1990 as amended;

(b)	“Authorised Signatory” means each of:

(i)	the Chief Executive Officer;

(ii)	the Chief Financial Officer;

(iii)	the Treasurer;

(iv)	the Assistant Treasurer;

(v)	any Vice President; or

(vi)	the Secretary,

in each case of IR Ireland;

(c)	“Board Resolutions” means the resolutions of the directors of IR Ireland approving the Transaction, copies of which are attached to the Secretary’s Certificate;

(d)	“Companies Acts” means the Companies Acts 1963 to 2005, Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009 and the Companies (Amendment) Act 2012, the Companies (Miscellaneous Provisions) Act 2103, all statutory instruments which are to be read as one with, or construed or read together with or as one with, those acts and every statutory modification and re-enactment thereof for the time being in force;

(e)	“CRO” means the Irish Companies Registration Office;

(f)	“Ireland” means Ireland exclusive of Northern Ireland and “Irish” shall be

(g)	“Searches” means the searches listed in paragraph 1.9;

(h)	“Secretary’s Certificate” means, together, certificates of the Secretary of IR Ireland, dated each of 20 June 2013 and the date hereof, attaching in respect of IR Ireland, inter alia, the following:

(i)	its certificate of incorporation;

(ii)	its memorandum and articles of association;

(iii)	its certificate of a public company entitled to commence business;

(iv)	the Board Resolutions;

(v)	a list of its authorised signatures;

(i)	“Transaction” means the transactions contemplated by the Registration Statement and the Indenture;

1.10	For the purpose of giving this Opinion, we have caused to be made the following legal searches against IR Ireland on the date of this Opinion:

(a)	on the file of IR Ireland maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court for any petitions filed in respect of IR Ireland.

1.11	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion). This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practice of the Revenue Commissioners which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	Corporate status

IR Ireland has been duly incorporated and is validly existing as a public limited company under the laws of Ireland.

2.2	Corporate capacity

IR Ireland has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Indenture and the Guarantees and to take all action as may be necessary to complete the transactions contemplated thereby.

2.3	Corporate authorisation

The execution, delivery and performance by IR Ireland of the Indenture and the Guarantees, as applicable, and the consummation of the transactions contemplated thereby:

(a)	have been duly authorised by all necessary corporate action on the part of IR Ireland; and

(b)	do not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Ireland or any political subdivision thereof; or (ii) the Memorandum and Articles of Association of IR Ireland.

2.4	Due execution

The Indenture has been duly executed by IR Ireland and is in the proper form for enforcement before the courts of Ireland.

2.5	Authorisations and approvals

All necessary action required to be taken by IR Ireland pursuant to the laws of Ireland has been taken by or on behalf of IR Ireland and all the necessary authorisations and approvals of governmental authorities in Ireland have been duly obtained, for the issue of the Guarantees by IR Ireland.

2.6	Guarantees

When issued and when duly executed by an Authorised Signatory and when delivered and authenticated pursuant to and in accordance with the terms of the Indenture, the Guarantees will, as a matter of Irish law, be validly issued by IR Ireland.

2.7	No consent, licence etc.

No consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Ireland is required to be obtained by IR Ireland in connection with the execution, delivery or performance by IR Ireland of the Indenture, or the consummation of the transactions contemplated thereby, including the issue of the Guarantees, or to ensure the legality, validity, admissibility into evidence or enforceability as to IR Ireland of the Indenture.

2.8	Choice of law

In any proceedings taken in Ireland for the enforcement of the Indenture, the choice of New York law as the governing law of those documents will, upon proof of the relevant provisions of New York law, be recognised by the courts of Ireland pursuant to Article 3 of the Rome I Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (the “Rome I Regulation”) with respect to matters falling within the scope of the Rome I Regulation. It is open to the courts of Ireland to give effect to the overriding mandatory provisions of the law of the country where the obligations arising out of the contract have to be or have been performed, insofar as those overriding mandatory provisions render the performance of the contract unlawful. In considering whether to give effect to those overriding mandatory provisions regard shall be had to their nature and purpose and to the consequence of their applicability or non-applicability. To the extent that such mandatory rules affect any part of the transaction, an Irish court is likely to restrict the application of those rules to the relevant part of the transaction and to apply New York law in the remainder. The courts of Ireland may however refuse to enforce foreign laws which may be considered repugnant to Irish public policy. At the date hereof, we are not aware of any circumstances concerning the choice of the laws of the State of New York that would give rise to an Irish court holding that such choice violates Irish public policy.

2.9	Submission to jurisdiction and enforcement of judgments

The courts of Ireland will enforce the submission by IR Ireland to the jurisdiction of the courts of the State of New York pursuant to the Indenture and a judgment of the courts of the State of New York will be enforced by the courts of Ireland if the following general requirements are met:

(a)	the foreign court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and

(b)	the foreign judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however, the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive.

However, the courts of Ireland may, on certain grounds including the following, refuse to enforce a judgment of the courts of the State of New York which meets the above requirements:

(i)	the foreign judgment is not for a definite sum of money;

(ii)	the foreign judgment was obtained by fraud;

(iii)	the enforcement of the foreign judgment in Ireland would be contrary to natural or constitutional justice; or

(iv)	the foreign judgment is contrary to Irish public policy or involves certain foreign laws which will not be enforced in Ireland.

2.10	No immunity

IR Ireland does not have immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2	That the Indenture has been executed in a form and content having no material difference to the final drafts provided to us and have been delivered by the parties thereto and are not subject to any escrow arrangements.

3.3

That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.4	That each director of IR Ireland has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Acts and the Articles of Association of IR Ireland and none of the directors of IR Ireland has any interest in the Transaction except to the extent permitted by the Articles of Association of IR Ireland.

3.5	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Indenture and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

Accuracy of Searches and the Secretary’s Certificate

3.6	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, IR Ireland or its assets.

3.7	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Secretary’s Certificate at the time they were made and at all times thereafter.

Commercial Benefit

3.8	That the Indenture has been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

No other information and compliance

3.9	That the Indenture and the Registration Statement are all the documents relating to the subject matter of the Transaction and that there are no agreements or arrangements of any sort in existence between the parties to the Indenture and/or any other party which in any way amend or vary or are inconsistent with the terms of the Indenture or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Enforceability

3.10	That the parties to the Indenture (other than IR Ireland to the extent opined on herein) are (and were at all relevant times) duly incorporated and validly in existence and that they and their respective signatories have (and had at all relevant times) the appropriate capacity, power and authority to execute the Indenture to which they are a party, to exercise and perform their respective rights and obligations thereunder and to render the Indenture and all obligations thereunder legal, valid, binding and enforceable on them, and that each party to the Indenture (other than IR Ireland to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Indenture to which it is a party and the rights and obligations set out therein.

3.11	That the execution, delivery and performance of the Indenture:

(a)	did not, does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	did not, does not and will not result in any breach of any agreement, instrument or obligation to which IR Ireland is a party; and

(c)	was not, is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.12	That IR Ireland was not mistaken in entering into the Indenture as to any material relevant fact.

3.13	That the Indenture constitutes legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

Solvency and Insolvency

3.14	That:

(a)	IR Ireland was not unable to pay its debts within the meaning of Section 214 of the 1963 Act and Section 2 of the Companies (Amendment) Act 1990 or any analogous provisions under any applicable laws immediately after the execution and delivery of the the Indenture

(b)	IR Ireland will not as a consequence of doing any act or thing which the Indenture contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provision under any applicable laws;

(c)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to IR Ireland or any of its assets or undertaking; and

(d)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to IR Ireland.

3.15	That, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), IR Ireland will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which IR Ireland has its registered office and will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland.

Foreign Laws

3.16	That as a matter of all relevant laws (other than the laws of Ireland):

(a)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the the Indenture or to perfect, protect or preserve any of the interests created by the the Indenture have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)	the legal effect of the the Indenture, and the Transaction, and the creation of any interest the subject thereof were, upon execution and, where relevant, delivery of the Indenture, effective.

Governing law and jurisdiction

3.17	That under all applicable laws (other than those of Ireland):

(a)	the choice of the laws of the State of New York as the governing law of the Indenture (to the extent that they are expressed to be governed by the laws of the State of New York is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

(b)	the submission of each party to the Indenture to the jurisdiction of the courts of New York (to the extent that they are so expressed) is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

Guarantee given in an intra-group context

3.18	That, IR Ireland receives, and has received, and will receive no monetary compensation for giving any Guarantee (none being disclosed on the face of the Indenture). We confirm that this assumption is without prejudice to (and if incorrect will not prejudice) any opinion in paragraph 2.7 relating to the legality, validity, admissibility into evidence or enforceability as to IR Ireland of the Indenture.

No amendments

3.19	That, save as amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the Indenture has not been amended.

Indenture in full force and effect

3.20	That the Indenture remains in full force and effect.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

Enforcement and Binding Effect

4.1

The description of obligations in this Opinion as “enforceable” refers to the legal character of the obligations assumed by the relevant party under the relevant instrument. It implies no more than the obligations are of a character which the laws of Ireland recognise and will, in certain circumstances, enforce. In particular, it does not mean or imply that the relevant instrument will be enforced in all circumstances in accordance with its terms or by or against third parties or that any particular remedy will be available. In particular (without limiting the foregoing):

(a)	the binding effect and enforceability of the obligations of IR Ireland under the Indenture may be limited by liquidation, insolvency, bankruptcy, receivership, court protection, examinership, moratoria, reorganisation, reconstruction, company voluntary arrangements, fraud of creditors, fraudulent preference of creditors or similar or analogous laws whether in Ireland or elsewhere affecting creditors’ rights generally;

(b)	the binding effect and enforceability of the obligations of IR Ireland under the Indenture may also be limited as a result of the provisions of the laws of Ireland applicable to contracts held to have become frustrated by events happening after their execution, and any breach of the terms of any document by the party seeking to enforce such document;

(c)	enforcement may be limited by general principles of equity; in particular, equitable remedies are not available where damages are considered to be an adequate remedy; the remedy of specific performance is discretionary and will not normally be ordered in respect of a monetary obligation; and injunctions are granted only on a discretionary basis and accordingly we express no opinion on such matters;

(d)	claims may become barred under the Statute of Limitations 1957 and other statutes of limitation or may be or may become subject to any liens, rights of reunion, defences, rights of set-off or counterclaim;

(e)	enforcement will be subject to netting, claims and attachment and any other rights of another party to a contract;

(f)	an Irish court may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases; and

(g)	enforcement may be limited by reason of fraud or public policy.

4.2	Where any obligations of any person are to be performed in jurisdictions outside Ireland, such obligations may not be enforceable under Irish law to the extent that performance thereof would be illegal under the laws of any such jurisdiction or contrary to public policy under the laws of any such jurisdiction and an Irish court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

4.3	Where a judgment creditor seeks to enforce his judgment, he can only do so in accordance with the applicable rules of the courts of Ireland. The making of an execution order against particular assets, such as a charging order over land or a beneficial interest therein or most types of investment or a third party debt order over a bank account or certain other debts, is a matter for the Court’s discretion.

General Matters

4.4	A determination or a certificate as to any matter provided for in the Indenture may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.5	Where a party to the Indenture is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

4.6	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Indenture have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.7	No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Indenture.

4.8	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Indenture.

4.9	No opinion is expressed on any deed or agreement envisaged by the Indenture to be entered at a future date or any future action taken by a party under the Indenture.

4.10	An Irish court may refuse to give effect to any undertaking contained in the Indenture that one party would pay another party’s legal expenses and costs in respect of any action before the courts of Ireland particularly where such an action is unsuccessful.

4.11	We express no opinion as to the effectiveness of any severability clause in the Indenture. The question of whether or not any invalid provision may be severed from other provisions would be determined by an Irish court at its discretion.

4.12	The effectiveness of any provisions in the Indenture excusing a party from a liability or duty otherwise owed are limited by Irish law, particularly in relation to fundamental breaches of a contract.

4.13	We express no opinion as to any obligation which any of the Indenture may purport to establish in favour of any person who is not a party to the Indenture.

4.14	Any provision of the Indenture which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the Indenture or any other person may be ineffective.

4.15	To the extent that any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

4.16	Where a party to an agreement is a party to that agreement in more than one capacity, that party will not be able to enforce obligations owed by it to itself by reason of the doctrine of merger.

4.17	We express no opinion as to whether the Indenture breach any other agreement or instrument.

Penalties

4.18	Any clauses in the Indenture providing for an increased rate of interest payable upon default or late payment or any indemnity in respect of currency conversions or loss arising therefrom may not be binding on IR Ireland if construed by an Irish court as a penalty and therefore invalid. Interest on interest may not be recoverable and any increased rate of default interest may be treated as a penalty and therefore invalid.

Foreign currencies

4.19	A court in Ireland may order the payment of money in a currency other than euro if the creditor is entitled to such other currency under the terms of a relevant agreement. While the rule of law that, when a debtor is wound up after a sum expressed in a foreign currency has become due, such sum should be converted into euro at the rate of exchange prevailing on the date it became due has not been varied by a decision of the courts of Ireland, it is likely that in the event of winding up of IR Ireland, amounts claimed in a foreign currency would (to the extent properly payable in the winding-up) be paid, if not in a foreign currency, in the euro equivalent of the amount due in the foreign currency, converted at the rate of exchange on the date of the commencement of such winding-up.

Judgments

4.20	There is a possibility that an Irish court would hold that a judgment on the Transaction, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

Due Diligence and Searches

4.21	We have not investigated the nature of or the title to property and assets the subject of the Indenture or insurance, merger/competition, regulatory or environmental status or compliance nor have we considered any implications or perfection or other requirements arising in respect thereof. Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of IR Ireland or any of its affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person or enquired or investigated as to whether they hold appropriate licenses or approvals.

Execution of Documents

4.22	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

Sanctions

4.23	If a party to the Indenture or to any transfer of, or payment in respect of, the Indenture is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Indenture or in respect of the relevant transfer or payment may be unenforceable or void.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX